Exhibit 12.1
                                                                    ------------

                          IRWIN FINANCIAL CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                SIX MONTHS ENDED
                                                    JUNE 30,                    YEAR ENDED DECEMBER 31,
                                               ------------------  ---------------------------------------------------
                                                 2002      2001      2001      2000        1999      1998       1997
                                               -------    -------  --------  --------    --------  --------    -------
                                                                         (IN THOUSANDS)
INCLUDING INTEREST ON DEPOSITS
Earnings:
   Earnings before income taxes.........       $24,478   $ 35,847  $ 73,615  $ 59,342    $ 52,637  $ 50,857   $42,178
   Fixed charges from below.............        50,190     65,973   127,684    99,467      64,991    68,553    52,788
                                               -------   --------  --------  --------    --------  --------   -------
   Earnings.............................       $74,668   $101,820  $201,299  $158,809    $117,628  $119,410   $94,966
                                               =======   ========  ========  ========    ========  ========   =======

Fixed Charges:
   Imputed interest on lease expense....       $ 3,766   $  3,247  $  6,600  $  5,933    $  5,500  $  4,567   $ 3,733
   Interest expense.....................        46,424     62,726   121,084    93,534      59,491    63,986    49,055
                                               -------   --------  --------  --------    --------  --------   -------
                                               $50,190   $ 65,973  $127,684  $ 99,467    $ 64,991  $ 68,553   $52,788
                                               =======   ========  ========  ========    ========  ========   =======

Ratio of earnings to fixed charges......          1.49x      1.54x     1.58x     1.60x       1.81x     1.74x     1.80x
                                               =======   ========  ========  ========    ========  ========   =======

EXCLUDING INTEREST ON DEPOSITS
Earnings:
   Earnings before income taxes.........       $24,478   $ 35,847  $ 73,615  $ 59,342    $ 52,637  $ 50,857   $42,178
   Fixed charges from below.............        22,162     28,066    54,344    46,652      39,771    45,184    32,825
                                               -------   --------  --------  --------    --------  --------   -------
   Earnings.............................       $46,640   $ 63,913  $127,959  $105,994    $ 92,408  $ 96,041   $75,003
                                               =======   ========  ========  ========    ========  ========   =======

Fixed Charges:
   Imputed interest on lease expense....       $ 3,766   $  3,247  $  6,600  $  5,933    $  5,500  $  4,567   $ 3,733
   Interest expense, excluding interest
      on deposits.......................        18,396     24,819    47,744    40,719      34,271    40,617    29,092
                                               -------   --------  --------  --------    --------  --------   -------
                                               $22,162   $ 28,066  $ 54,344  $ 46,652    $ 39,771  $ 45,184   $32,825
                                               =======   ========  ========  ========    ========  ========   =======

Ratio of earnings to fixed charges......          2.10x      2.28x     2.35x     2.27x       2.32x     2.13x     2.28x
                                               =======   ========  ========  ========    ========  ========   =======